Mail Stop 4628

                                                          September 10, 2018

Via E-Mail
Robert F. Stefanovich
Chief Financial Officer
Cryoport, Inc.
17305 Daimler Street
Irvine, CA 92614

       Re:    Cryoport, Inc.
              Form 10-K for the Fiscal Year Ended December 31, 2017 Filed March 8, 2018
              File No. 1-34632

Dear Mr. Stefanovich:

        We refer you to our comment letter dated August 24, 2018 regarding potential business contacts with Syria and Sudan. We have completed our review of this subject matter. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                          Sincerely,

                                                          /s/ Cecilia Blye

                                                          Cecilia Blye, Chief
                                                          Office of Global
Security Risk

cc:    Anne Nguyen Parker
       Assistant Director